Exhibit 99.1

Under Armour, Inc.
1020 Hull Street
Baltimore, MD 21230
CONTACTS
Investors:
Tom Shaw, CFA
Under Armour, Inc.
Tel: 410.843.7676
Media:
Diane Pelkey
Under Armour, Inc.
Tel: 617.256.4541
FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS FOURTH QUARTER NET REVENUES GROWTH OF 35% AND FULL YEAR NET REVENUES GROWTH OF 27%; RAISES FULL YEAR 2014 OUTLOOK

•	Fourth Quarter Net Revenues Increased 35% to $683 Million; Full Year Net Revenues Increased 27% to $2.33 Billion

•	Fourth Quarter Diluted EPS Increased 27% to $0.59; Full Year Diluted EPS Increased 24% to $1.50

•	Company Raises 2014 Net Revenues Outlook to a Range of $2.84 Billion to $2.87 Billion (+22% to +23%)

•	Company Raises 2014 Operating Income Outlook to a Range of $326 Million to $329 Million (+23% to +24%)

Baltimore, MD (January 30, 2014) - Under Armour, Inc. (NYSE: UA) today announced financial results for the fourth quarter ended December 31, 2013. Net revenues increased 35% in the fourth quarter of 2013 to $683 million compared with net revenues of $506 million in the prior year's period. Net income increased 28% in the fourth quarter of 2013 to $64 million compared with $50 million in the prior year's period. Diluted earnings per share for the fourth quarter of 2013 increased 27% to $0.59 compared with $0.47 in the prior year's period.

Fourth quarter apparel net revenues increased 35% to $546 million compared with $405 million in the same period of the prior year, primarily driven by expanded Fleece offerings and new ColdGear Infrared products. Fourth quarter footwear net revenues increased 24% to $55 million from $45 million in the prior year's period, led by gains in running. Fourth quarter accessories net revenues increased 52% to $65 million from $43 million in the prior year's period, primarily driven by headwear and gloves. Direct-to-Consumer net revenues, which represented 39% of total net revenues for the fourth quarter, grew 36% year-over-year.

Kevin Plank, Chairman and CEO of Under Armour, Inc., stated, "By any measure, 2013 was a banner year for the UA Brand. We surpassed $2 billion in net revenues for the year, which culminated with our 15th straight quarter of at least 20% total growth. In addition, we completed our first acquisition, MapMyFitness, opened our first two UA Brand House retail stores, and continued to make key investments in our Women's, Footwear and International businesses to drive long-term global growth. While we are proud of what we have accomplished to date, we firmly believe we are just getting started and that our performance in 2013 is indicative of the opportunity that lies ahead for Under Armour."

Gross margin for the fourth quarter of 2013 was 51.3% compared with 50.3% in the prior year's quarter, primarily driven by the strength of the Brand contributing to a favorable sales mix. Selling, general and administrative expenses as a percentage of net revenues were 36.9% in the fourth quarter of 2013 compared with 34.2% in the prior year's period, primarily reflecting higher incentive compensation costs. Fourth quarter operating income increased to $98 million compared with $82 million in the prior year's period.

Review of Full Year Operating Results
For the full year 2013, net revenues increased 27% to $2.33 billion compared with $1.83 billion in the prior year and compared with the Company’s prior outlook of $2.26 billion. Diluted earnings per share for 2013 increased 24% to $1.50 compared with $1.21 per share in the prior year.

Apparel net revenues increased 27% to $1.76 billion compared with $1.39 billion in the prior year, led by elevated newness across product categories like HeatGear and Fleece as well as innovation platforms including Storm, ColdGear Infrared and Charged Cotton. Footwear net revenues increased 25% to $299 million during 2013 compared to $239 million in 2012, reflecting expanded offerings in both the running and cleated businesses. Accessories net revenues increased 30% to $216 million during 2013 compared to $166 million in 2012, primarily driven by headwear and gloves. Direct-to-Consumer net revenues, which represented 30% of total net revenues for the year compared to 29% in 2012, grew 33% over the prior year.

Gross margin for 2013 was 48.7% compared with 47.9% in 2012, primarily driven by favorable sales mix and lower year-over-year North American apparel and accessories product costs. Selling, general and administrative expenses as a percentage of net revenues were 37.3% for 2013 compared with 36.5% for 2012, primarily reflecting higher incentive compensation costs, partially offset by the leveraging of marketing expenses. Operating income grew 27% to $265 million in 2013 compared with $209 million in the prior year and compared with the Company’s prior outlook of $260 million.

Balance Sheet Highlights
Cash and cash equivalents increased 2% to $347 million at December 31, 2013 compared with $342 million at December 31, 2012. Inventory at December 31, 2013 increased 47% to $469 million compared with $319 million at December 31, 2012. The Company had $100 million in debt outstanding under its $300 million revolving credit facility at December 31, 2013. The $150 million purchase of MapMyFitness in December was funded using $50 million in cash and $100 million under the revolving credit facility. Long-term debt, including current maturities, decreased to $53 million at December 31, 2013 from $62 million at December 31, 2012.

Updated 2014 Outlook
Based on current visibility, the Company expects 2014 net revenues in the range of $2.84 billion to $2.87 billion, representing growth of 22% to 23% over 2013, and 2014 operating income in the range of $326 million to $329 million, representing growth of 23% to 24% over 2013. The Company expects an effective tax rate of approximately 39.0% for the full year, compared to an effective tax rate of 37.8% for 2013. The Company anticipates fully diluted weighted average shares outstanding of approximately 109 million to 110 million for 2014.

Mr. Plank concluded, "We have tremendous momentum across our business and we will leverage this strength to fuel our global growth ambitions in 2014. To start, we have recently formed partnerships with three sports programs with deep, proud heritages: the University of Notre Dame, the U.S. Naval Academy, and the Colo Colo fútbol team in Chile. In addition, today from Grand Central Station in New York City we are providing the first glimpse of our latest Global Brand Holiday, 'This Is What Fast Feels Like,' featuring our award-winning SpeedForm Apollo running shoe and our latest apparel technology, ArmourVent. Our commitment to invest in these and other key initiatives positions the Brand to better reach all athletes and provide solutions to their 24/7 needs."

Conference Call and Webcast
The Company will provide additional commentary regarding its fourth quarter results as well as its updated 2014 outlook during its earnings conference call today, January 30, at 8:30 a.m. ET. The call will be webcast live at http://investor.underarmour.com/events.cfm and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will also be available at http://investor.underarmour.com. The Company's financial results are also available online at http://investor.underarmour.com/results.cfm.

About Under Armour, Inc.
Under Armour (NYSE: UA), the originator of performance footwear, apparel and accessories, revolutionized how athletes across the world dress. Designed to make all athletes better, the brand's innovative products are sold worldwide to athletes at all levels. The Under Armour global headquarters is in Baltimore, Maryland. For further information, please visit the Company's website at www.uabiz.com.

Forward Looking Statements
Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,”  “potential” or the negative of these terms or other comparable terminology.  The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex global business; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to further expand our business globally and to drive brand awareness and consumer acceptance of our products in other countries; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; our ability to comply with trade or other regulations; the availability, integration and effective operation of management information systems and other technology; our ability to effectively interpret new business and investments into our company; our potential exposure to litigation and other proceedings and our ability to attract and retain the services of our senior management and key employees. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.
For the Quarter and Year Ended December 31, 2013 and 2012
(Unaudited; in thousands, except per share amounts)
CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended December 31,				Year Ended December 31,
	2013	% of Net Revenues	2012	% of Net Revenues	2013	% of Net Revenues	2012	% of Net Revenues
Net revenues	$682,756	100.0%	$505,863	100.0%	$2,332,051	100.0%	$1,834,921	100.0%
Cost of goods sold	332,403	48.7%	251,628	49.7%	1,195,381	51.3%	955,624	52.1%
Gross profit	350,353	51.3%	254,235	50.3%	1,136,670	48.7%	879,297	47.9%
Selling, general and administrative expenses	251,886	36.9%	172,643	34.2%	871,572	37.3%	670,602	36.5%
Income from operations	98,467	14.4%	81,592	16.1%	265,098	11.4%	208,695	11.4%
Interest expense, net	(806)	(0.1)%	(1,205)	(0.2)%	(2,933)	(0.1)%	(5,183)	(0.3)%
Other income (expense), net	(502)	(0.1)%	(634)	(0.1)%	(1,172)	(0.1)%	(73)	—%
Income before income taxes	97,159	14.2%	79,753	15.8%	260,993	11.2%	203,439	11.1%
Provision for income taxes	32,993	4.8%	29,621	5.9%	98,663	4.2%	74,661	4.1%
Net income	$64,166	9.4%	$50,132	9.9%	$162,330	7.0%	$128,778	7.0%
Net income available per common share
Basic	$0.61		$0.48		$1.54		$1.23
Diluted	$0.59		$0.47		$1.50		$1.21
Weighted average common shares outstanding
Basic	105,696		104,687		105,348		104,343
Diluted	108,326		107,121		107,979		106,380
NET REVENUES BY PRODUCT CATEGORY

	Quarter Ended December 31,			Year Ended December 31,
	2013	2012	% Change	2013	2012	% Change
Apparel	$545,505	$404,527	34.9%	$1,762,150	$1,385,350	27.2%
Footwear	55,367	44,714	23.8%	298,825	238,955	25.1%
Accessories	64,618	42,601	51.7%	216,098	165,835	30.3%
Total net sales	665,490	491,842	35.3%	2,277,073	1,790,140	27.2%
Licensing and other revenues	17,266	14,021	23.1%	54,978	44,781	22.8%
Total net revenues	$682,756	$505,863	35.0%	$2,332,051	$1,834,921	27.1%
NET REVENUES BY REPORTABLE SEGMENT

	Quarter Ended December 31,			Year Ended December 31,
	2013	2012	% Change	2013	2012	% Change
North America	$645,118	$472,225	36.6%	$2,193,739	$1,726,733	27.0%
Other foreign countries and businesses	37,638	33,638	11.9%	138,312	108,188	27.8%
Total net revenues	$682,756	$505,863	35.0%	$2,332,051	$1,834,921	27.1%

Under Armour, Inc.
As of December 31, 2013 and 2012
(Unaudited; in thousands)
CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 12/31/13	As of 12/31/12
Assets
Cash and cash equivalents	$347,489	$341,841
Accounts receivable, net	209,952	175,524
Inventories	469,006	319,286
Prepaid expenses and other current assets	63,987	43,896
Deferred income taxes	38,377	23,051
Total current assets	1,128,811	903,598
Property and equipment, net	223,952	180,850
Goodwill and intangible assets, net	146,341	4,483
Deferred income taxes	31,094	22,606
Other long term assets	47,543	45,546
Total assets	$1,577,741	$1,157,083
Liabilities and Stockholders’ Equity
Revolving credit facility	$100,000	$—
Accounts payable	165,456	143,689
Accrued expenses	133,729	85,077
Current maturities of long term debt	4,972	9,132
Other current liabilities	22,473	14,330
Total current liabilities	426,630	252,228
Long term debt, net of current maturities	47,951	52,757
Other long term liabilities	49,806	35,176
Total liabilities	524,387	340,161
Total stockholders’ equity	1,053,354	816,922
Total liabilities and stockholders’ equity	$1,577,741	$1,157,083

Under Armour, Inc.
For the Year Ended December 31, 2013 and 2012
(Unaudited; in thousands)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2013	2012
Cash flows from operating activities
Net income	$162,330	$128,778
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	50,549	43,082
Unrealized foreign currency exchange rate (gains) losses	1,905	(2,464)
Loss on disposal of property and equipment	332	524
Stock-based compensation	43,184	19,845
Deferred income taxes	(18,832)	(12,973)
Changes in reserves and allowances	13,945	13,916
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(35,960)	(53,433)
Inventories	(156,900)	4,699
Prepaid expenses and other assets	(19,049)	(4,060)
Accounts payable	14,642	35,370
Accrued expenses and other liabilities	56,481	21,966
Income taxes payable and receivable	7,443	4,511
Net cash provided by operating activities	120,070	199,761
Cash flows from investing activities
Purchases of property and equipment	(87,830)	(50,650)
Purchases of businesses, net of cash acquired	(148,097)	—
Purchases of other assets	(475)	(1,310)
Change in loans receivable	(1,700)	—
Change in restricted cash	—	5,029
Net cash used in investing activities	(238,102)	(46,931)
Cash flows from financing activities
Proceeds from revolving credit facility	100,000	—
Payments on term loan	—	(25,000)
Proceeds from long term debt	—	50,000
Payments on long term debt	(5,471)	(44,330)
Excess tax benefits from stock-based compensation arrangements	17,167	17,868
Proceeds from exercise of stock options and other stock issuances	15,099	14,776
Payments of debt financing costs	—	(1,017)
Net cash provided by financing activities	126,795	12,297
Effect of exchange rate changes on cash and cash equivalents	(3,115)	1,330
Net increase in cash and cash equivalents	5,648	166,457
Cash and cash equivalents
Beginning of period	341,841	175,384
End of period	$347,489	$341,841

Non-cash investing and financing activities
Increase in accrual for property and equipment	$3,786	$12,137